                                                                  EXHIBIT 10.131


                 RADIO STATION ASSET PURCHASE AND SALE AGREEMENT

         THIS RADIO STATION ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 27th day of August, 1996, by and between INTERMART BROADCASTING FIRST COAST, INC., a Florida corporation (the "Seller"), and PAXSON BROADCASTING OF JACKSONVILLE, LIMITED PARTNERSHIP, a Florida limited partnership (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is the sole holder of a permit (the "Permit") issued by the Federal Communications Commission (the "Commission" or "FCC") authorizing the operation of a new commercial FM station, WPVJ-FM on Channel 293 (106.5
MHZ), at Ponte Vedra Beach, Florida (the "Station");

         WHEREAS, Seller is operating the Station pursuant to program test authority;

         WHEREAS, Seller desires to sell and Buyer desires to purchase all the assets, except cash on hand and accounts receivable (collectively, the "Assets"), used or useful in the operation of the Station and to obtain assignments of the Permit and of all leases, contracts and other agreements used in connection with or related to the construction and operation of the Station; and

         WHEREAS, the assignment of the Permit is subject to the prior approval of the Commission;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Buyer, intending to be legally bound, do hereby mutually agree as follows:

         1. Defined Terms. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

         "ASSIGNMENT APPLICATION" refers to the application that Seller and Buyer will join in and file with the Commission requesting its unconditional written consent to the assignment of the Permit by Seller to Buyer.

         "BUSINESS DAY" refers to any day on which the FCC is open for business in the ordinary course.

         "CLOSING DATE" means 10:00 a.m. on a date to be set by Buyer on at least five (5) days' written notice to Seller, that is the later of (a) the fifth (5th) business day following the date (the "Finality Date") on which the FCC's grant of the Assignment Application becomes a Final Order (as hereafter defined), or (b) at Seller's election, the first business day in calendar year 1997.

         "CLOSING PLACE" means the office of Washington counsel for Buyer or such other place as the parties may mutually agree to in writing.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "ESCROW AGENT" means First Union National Bank of Florida, N.A.

         "ESCROW AGREEMENT" means the escrow agreement attached hereto as Appendix A, executed by Seller, Buyer and Escrow Agent.

         "FINAL ORDER" means action by the Commission or its delegated authority granting its consent and approval to the Assignment Application, which action is not reversed, stayed, enjoined, or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing or a notice of appeal is pending, and as to which the time for filing any such request, petition or notice of appeal, or for review by the FCC on its own motion, has expired.

         "IMMEDIATELY AVAILABLE FUNDS" means cash, cashier's check or electronic funds transfer when receipt thereof is confirmed by Seller's bank.

         "PERMIT" refers to the permit to operate the Station pursuant to program test authority granted by the FCC.

         "STATION" means Radio Station WPVJ-FM, Ponte Vedra Beach, Florida, as an operating business.

         "SCHEDULE VOLUME" refers, collectively, to the schedules of the following items of the Seller, all of which are required to be furnished to Buyer by Seller hereunder, which have been bound in a separate volume and initialed by the parties:

         (a)      all tangible real and personal property (SCHEDULE 2(B));

         (b) all contracts, leases and agreements that Buyer agrees to assume, with copies thereof (SCHEDULE 2(C));

         (c) copyrights, trademarks, trade names and service marks (SCHEDULE 2(D));

         (e)      Seller's litigation (SCHEDULE 4(H));

         (f)      insurance (SCHEDULE 4(I));

         (g)      discrepancies (SCHEDULES 4(L)(IV) AND (VI)); and

         (h)      prorations (SCHEDULE 12);

         "TIME BROKERAGE AGREEMENT" means the agreement attached hereto as Appendix B concurrently executed herewith providing for the sale of substantially all of the broadcast time of Station to Buyer, subject to the rules and policies of the FCC.

         2. Assets to be Conveyed. Subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, on the Closing Date (as defined herein) the following (all of which assets described in paragraphs (a) through (f) shall collectively constitute the "Assets"):

         (a) The Permit (FCC File No. BMPH-960124ID) issued to and held by Seller from the Commission permitting the operation of the Station, subject to Commission approval as hereinafter provided;

         (b) All of the fixed and tangible real and personal assets (except cash on hand and accounts receivable, the collection of which shall be the sole responsibility of Seller and Buyer shall have no obligation or responsibility therefore) used or useful in the operation of the Station as listed on SCHEDULE 2(B) attached hereto, and any additions thereto or substitutions therefor, consisting of the property used or useful in the operation of the Station in the normal course of business, including but not limited to real estate, broadcast equipment, furniture, office equipment, supplies and relevant business records. Said assets shall be conveyed free and clear of any and all liens, claims, encumbrances and security instruments;

         (c) The leases, contracts and agreements, listed in SCHEDULE 2(C) attached hereto, which shall be in full force and effect on the Closing Date, as to which Buyer assumes all obligations of Seller following the Closing Date;

         (d) All right, title and interest of the Seller in and to the use of the call letters "WPVJ-FM" and any and all copyrights, trademarks and trade names, promotional materials, logos, TV commercials and related materials used or useful in the operation of the Station listed on SCHEDULE 2(D) attached hereto;

         (e) To the extent transferable to Buyer, all other permits, licenses or authorizations, if any, issued by any regulatory agency which are used or useful in the operation of the Station; and

         (f) All items in Seller's possession in the Station's FCC Public Inspection File and all business, engineering and government records relating to the operation of the Station, excluding tax returns and other records pertaining to Seller's corporate affairs.

         3. Purchase Price. The purchase price (the "Purchase Price") for the Station and all the Assets described in Section 2 of this Agreement shall be paid by Buyer to Seller as follows: At the Closing, Buyer shall pay to or for the benefit of, Seller FOUR MILLION ($4,000,000.00) DOLLARS. The Purchase Price shall be paid in the following manner:

         (a) Concurrently with the execution and delivery of this Agreement, Buyer has deposited the sum of FOUR HUNDRED THOUSAND ($400,000.00) DOLLARS with Escrow Agent (the "Escrow Fund") pursuant to the Escrow Agreement.

         (b) At the Closing, Buyer will pay to Seller in Immediately Available Funds the Purchase Price.

         4. Seller's Warranties And Representations. Seller hereby makes the following warranties and representations, each of which shall be deemed a separate covenant to Buyer:

         (a) Organization. Seller is now and at Closing will be a corporation duly organized and in good standing in the State of Florida, and is duly qualified to construct and operate the Station under the laws of Florida and under the Commission's rules and regulations. The execution and performance of this Agreement and the compliance with its provisions by Seller on the Closing Date will not conflict with or result in any breach of any of the terms, conditions or provisions of any agreement, indenture, mortgage, agreement or other instrument to which Seller is a party or by which it is bound. Now and at Closing, Seller will have full and complete corporate authority to enter into this Agreement and execute all instruments incident hereto.

         (b) Clear Title. Seller will be solely responsible for and shall pay all debts, taxes or impositions imposed or arising by reason of Seller's ownership and operation of the Station and Assets prior to the Closing Date, and Seller shall indemnify and hold Buyer harmless from any and all such charges. Seller and Buyer shall equally divide and pay each party's share of intangible and transfer taxes. Any debts which are liens against the Assets shall be discharged on or before the Closing Date.

         (c) Taxes. At Closing, Seller shall have filed all tax returns then due, or properly applied for extension, and shall have paid or made provisions for the payment of all regular and special taxes, assessments, excises, fees and levies then due which are required of Seller arising by reason of Seller's ownership or operation of the Station and Assets prior to the Closing Date.

         (d) Leases, Contracts, etc. The leases, contracts and agreements listed in SCHEDULE 2(C) and to be assigned to Buyer hereunder are freely assignable, or, if consent of the contracting party to the assignment is required, Seller will obtain said consent prior to Closing. With respect to each such lease, contract and agreement:

                  (i)      it is valid, binding and in full force and effect;

                  (ii) Seller has not repudiated or waived any material provision thereof;

                  (iii) all amounts due and payable by Seller through the Closing Date have been or will be paid and there will be no amounts due after the Closing Date which relate to the period prior to the Closing; and

                  (iv) no other party to any such lease, contract or agreement is, to Seller's knowledge, in default in any respect thereunder.

         (e) Power to Convey. On the Closing Date, Seller will be the owner and will be empowered to transfer to Buyer all the fixed and tangible assets used or useful in the operation of Station as listed in SCHEDULE 2(B) attached hereto and any replacements thereof and additions thereto, free and clear of all liens and encumbrances. All broadcast equipment shall be to the best of Seller's knowledge in good condition and operable in compliance with all Commission regulations;

         (f) Broker's Fees. Seller has not incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

         (g) Truthful Warranties. The representations and warranties of Seller herein, or in any exhibit, schedule or certificate given pursuant hereto, do not contain an untrue statement of a material fact or do not omit a material fact which would make any statement contained herein or therein misleading.

         (h) Litigation. Except as disclosed in SCHEDULE 4(H), there is no litigation, proceeding, or governmental investigation pending or, to the knowledge of Seller, threatened in any court, arbitration board, administrative agency or tribunal against or relating to Seller or to its principals that would prevent or materially impede the consummation of this Agreement by Seller, nor does Seller, after due inquiry, know of, or have any reasonable ground to know of, any basis for such litigation, proceeding or investigation, and the execution and performance of this Agreement by Seller will not result in the default by Seller in respect of any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency which could have a material adverse effect on the operation of the Station or its assets.

         (i) Insurance. Seller has in full force and effect insurance on the assets and business of the Station pursuant to insurance policies which are shown in SCHEDULE 4(I) hereto, and Seller will continue to maintain such insurance in full force and effect up to and including the Closing

Date, or shall have obtained prior to Closing other insurance policies with coverage and limits comparable to the policies shown on SCHEDULE 4(I) after prior notice to, and upon the written consent of, Buyer, which consent will not be unreasonably withheld.

         (j) Barter: Other Post-Closing Obligations. There are no trade and barter agreements currently in effect for the Station. In the event that any such agreements, or any other agreements that obligate the Station to provide services after the Closing, exist at Closing, then, at the Closing, Seller shall reimburse Buyer for any bartered time or other obligation where the bartered goods or services, or payments for such other obligation, have been received by Seller (or constitute an account receivable retained by Seller) prior to the Closing Date or, for any obligations that continue after the Closing as a result of such agreements and which the value of the bartered goods or services to be received after the Closing are reasonably determined to be less than the value of the bartered time, for such difference in value.

         (k) Compliance with FCC Rules and Regulations. The operation of the Station conforms, and has conformed at all times since commencement of program tests, in all material respects with the Commission's rules and regulations.

         (l) Operation of Station. Seller agrees that, from the date of this Agreement to the Closing Date, it shall:

                  (i) continue to operate the Station in accordance with FCC rules and regulations, except for such violations occurring after the date hereof that have been cured prior to the Closing Date or which do not materially and adversely affect the continued operations of the Station;

                  (ii) not sell, lease or dispose of any of the Assets except (A) for assets consumed or disposed of in the ordinary course of business or (B) in connection with replacement of such assets with assets of similar value and utility.

                  (iii) not, without the knowledge and prior written consent of Buyer, (A) renew, amend, change or modify any lease, contract or agreement listed in SCHEDULE 2(C) or (B) enter into any new contract or renew or modify any existing lease or contract respecting the Station and (C) contracts with BMI and ASCAP and, further provided, that upon the execution and delivery of any such extension or execution and delivery of such contract, Seller shall promptly provide to Buyer copies of such extension or contract).

                  (iv) Except as provided in SCHEDULE 4(L)(IV) attached hereto, operate the Station in conformity with the Permit and any special temporary authority or program test authority issued thereunder, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and the rules and regulations of any other governmental body with jurisdiction over the Station.

                  (v)      not change the call letters of the Station.

                  (vi) Except as provided in SCHEDULE 4(L)(VI), attached hereto, refrain from changing the Station's frequency or making any material changes in the Station's studio or other structures, except to the extent required by applicable law.

                  (vii) maintain all the Station's assets in good operating condition, maintenance and repair substantially in accordance with past practice, except to the extent of normal wear and tear with inventories of spare parts and expendable supplies maintained at levels consistent with past practices.

                  (viii) file in timely fashion all material reports, forms and statements required to be filed by Seller with the FCC with respect to the Station, which reports, forms and statements will be complete and accurate in all material respects.

                  (ix) consent to and cooperate with all engineering modifications of the Permit, if any, requested by Buyer so long as they are in the public interest and consistent with the FCC's rules and regulations and so long as all expenses associated therewith are borne solely by Buyer.

         5. Buyer's Warranties and Representations. Buyer hereby makes the following warranties and representations, each of which shall be deemed a separate covenant to Seller:

         (a) Organization. Buyer is now and at Closing will be a limited partnership duly organized, validly existing and in good standing in the State of Florida. At Closing, Buyer will be qualified and licensed to do business under the laws of the State of Florida, and to operate the Station under the laws of Florida and under the rules and regulations of the Commission.

         (b) Post-Closing Charges. Buyer will be solely responsible for and shall either pay or make provision which shall be satisfactory to Seller for all debts, taxes or impositions imposed or arising by reason of Buyer's operation of the Station after the Closing Date, and Buyer shall indemnify and hold harmless Seller from any and all such charges.

         (c) Power to Purchase. The execution and performance of this Agreement and the compliance with its provisions by Buyer on the Closing Date will not conflict with, or result in any breach of Buyer's Partnership Agreement, or of any of the terms, conditions or provisions of any agreement, indenture, mortgage, agreement or other instrument to which Buyer is a party or by which it is bound.

         (d) Post-Closing Obligations. On the Closing Date, Buyer will assume and perform promptly when due the leases, contracts, and all other obligations to be transferred to and assumed by Buyer hereunder.

         (e) Licensee Qualifications. Buyer represents that it is, and at the Closing it shall be, legally and financially qualified under rules, regulations and policies established by the Commission to become a licensee of Station.

         (f) Broker's Fees. Buyer has not incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

         (g) Truthful Warranties. The representations and warranties of Buyer herein, or in any exhibit, schedule, certificate, or other document given pursuant hereto, do not contain an untrue statement of a material fact or do not omit a material fact which would make any statement contained herein or therein misleading.

         (h) Litigation. Except as disclosed in SCHEDULE 5(H), there is no litigation, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened in any court, arbitration board, administrative agency or tribunal against or relating to Buyer or to its principals that would prevent or materially impede the consummation of this Agreement by Buyer, nor does Buyer know of, or have any reasonable ground to know of, in view of its present situation or action it now contemplates taking, any basis for such litigation, proceeding or investigation, and the execution and performance of this Agreement by Buyer will not result in the default by Buyer in respect of any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency which could have a material adverse effect on the operation of the Station or its assets.

         (i) Inspection of Facilities. Buyer represents that it has inspected the Assets, has investigated the Station's facilities, and has found the Station's signal to be acceptable.

         6. Conditions to Buyer's Obligations. The obligation of Buyer to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) Seller shall deliver or cause to be delivered to Buyer the instruments of conveyance and transfer described in this Agreement;

         (b) The Commission's order granting the Assignment Application shall have become a Final Order; except Buyer may waive this requirement in writing and consummate the transactions contemplated hereby prior to the time the Commission's Order shall have become a Final Order, but not earlier than five (5) days following the date on which the Commission issues a Public Notice announcing the grant of the Assignment Application referred to in Section 11 hereof ("Public Notice Date");

         (c) Seller shall deliver to Buyer on the Closing Date a copy of each instrument of authorization for the operation of the Station, which instruments shall be in full force and effect and shall contain no materially adverse condition or restriction, and under which instruments, the Commission's rules shall permit the operation of the Station and assignments of each such instrument;

         (d) The representations and warranties made by Seller shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date;

         (e) Seller shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be executed, performed or complied with by Seller prior to or at the Closing Date;

         (f) There shall not be any litigation or proceeding pending to restrain Buyer's or Seller's performance of or invalidate the transaction contemplated by this Agreement which has not been resolved favorably. No proceedings shall have been instituted or be threatened against Seller for the protection of creditors or otherwise for the relief of Seller as a debtor that have not been resolved favorably to this Agreement.

         (g) Seller shall have paid all federal, state and local sales or transfer taxes directly arising from the conveyance of the assets to Buyer.

         7. Conditions to Seller's Obligations. The obligation of Seller to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) The representations and warranties made by Buyer shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date;

         (b) Buyer shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be executed, performed or complied with by Buyer prior to or at the Closing Date;

         (c) There shall not be any litigation or proceeding to restrain Seller's or Buyer's performance of or invalidate the transactions contemplated by this Agreement that has not been resolved favorably. No proceedings shall have been instituted or be threatened against Buyer for the protection of creditors or otherwise for the relief of Buyer as a debtor that have not been resolved favorably to this Agreement;

         (d) The FCC shall have released an order granting the Assignment Application; and

         (e) Buyer shall have delivered the Purchase Price to, or on behalf of, Seller in accordance with the provisions of Section 3 of this Agreement.

         8. Due Diligence. Seller will provide Buyer, its representatives, agents, experts, counsel and accountants, immediate and reasonable access to the equipment and property of the Station wherever located, as well as to Station management. Such information shall also include the information used by Seller in connection with the operation of the Station, including copies of all licenses, permits, authorizations and requirements.

         9. Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, neither Buyer nor Seller, nor their respective officers, agents or other representatives, will make any public disclosures, except as may be required by law, including federal or state securities laws, or court order regarding the transaction contemplated hereby, without the other party's advance written consent. All information of a confidential nature obtained by Buyer related to the Station and/or Seller shall be kept strictly confidential by Buyer, its officers, agents or other representatives, and shall be treated in the same manner accorded to its own information of like importance. Notwithstanding anything to the contrary, Buyer may provide all information to officers of the Buyer, or Buyer's attorneys, bankers, engineers, appraisers and accountants. Buyer will require all such persons to hold this information in the same confidence as agreed upon above and acknowledges that Buyer will be held responsible should they fail to do so. If this Agreement is terminated without the Closing having occurred, then Buyer shall promptly return to Seller all documents and materials delivered by Seller to Buyer pursuant to the Agreement.

         10. Indemnification.

         (a) Subject to paragraph (e) below, Buyer hereby agrees to indemnify and save harmless Seller from and against any and all losses, damages, costs, expenses, claims (including reasonable attorneys' fees) and liabilities of Seller arising after Closing from or relating to liabilities (i) of the Station to the extent assumed by Buyer under this Agreement, (ii) under facts or circumstances occurring after Closing with respect to the ownership or operation of the Station, or (iii) any material breach of Buyer's representations and warranties set forth in Section 5 of this Agreement.

         (b) Subject to paragraph (e) below, Seller hereby agrees to indemnify and save harmless Buyer from and against any and all losses, damages, costs, expenses, claims (including reasonable attorneys' fees) and liabilities of Buyer arising from or relating to liabilities (i) of the Station not assumed by Buyer under this Agreement, or if assumed by Buyer arising on or before

Closing, (ii) under facts or circumstances occurring on or before Closing, or
(iii) any material breach of Seller's representations and warranties set forth in Section 4 of this Agreement.

         (c) In the event that any claim is asserted against Seller or Buyer, which, if established, would require indemnification under the terms of this paragraph, then the party against whom the claim is asserted shall promptly give the indemnifying party written notice of such claim and the indemnifying party shall, within ten (10) days after posting of said written notice, notify the party against whom the claim is asserted in writing, of the indemnifying party's decision whether or not to defend against the asserted claim. Either party may assist the other party in defending against any asserted claim and provide legal counsel to the other at their own expense subject, however, to the provisions under subparagraphs (a) and (b) above for indemnification of attorneys' fees. In the event a claim is asserted as described herein, and the indemnifying party elects not to defend against such claim or fails to notify the party against whom the claim is asserted within the time provided herein that it intends to defend against the claim, then the party against whom the claim is asserted may defend against the claim and recover its reasonable attorneys' fees in accordance with subparagraphs (a) and (b) above.

         (d) Seller shall indemnify and hold Buyer harmless from any claim or liability by reasons of any noncompliance by Seller with the provisions of the Florida bulk sales law.

         (e) The covenants, warranties and representations contained in this Agreement shall be deemed to be material and relied upon by the party to which they are made. They shall survive the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder for a period of 18 months after consummation or until final settlement or adjudication of any alleged breach of which written notification is given within the 18-month period.

         11. Application for FCC Approval.

         (a) Buyer and Seller will each, using their respective best efforts and diligent cooperation, take all steps necessary to cause to be prepared and filed with the FCC a joint Assignment Application, complete in all material respects, in such a timely manner that the transaction herein contemplated will not be delayed, such application in any event to be filed not later than five (5) Business Days after the date hereof, unless the parties agree otherwise in writing, and Buyer and Seller will thereafter take all steps necessary to the expeditious prosecution of such application to a favorable conclusion. Both parties agree that they shall promptly and timely file any amendments necessary to obtain a grant of the application and/or other information reasonably requested by the FCC. Except for one assignment by Buyer to a wholly-owned license subsidiary, neither Buyer nor Seller will voluntarily seek to amend the Assignment Application without first obtaining written permission from the party not seeking to amend.

         (b) Each party to the Assignment Application will bear its own expense in connection with the preparation of the applicable portions of such Assignment Application and the prosecution of such Assignment Application. The FCC filing fees shall be shared equally by the parties. Seller and Buyer shall each transmit to Buyer's counsel, along with their respective portions of the Assignment Application, a check payable to Buyer's counsel's trust account for $325.00 in payment of the filing fee (total fee: $650.00). Seller will timely publish the notice in the newspaper and will timely make the broadcast notice on WPVJ-FM as required by the FCC Rules and Regulations with respect to the Assignment Application pursuant to Title 47 C.F.R. ss.73.3580. Buyer will timely furnish to Seller's counsel the necessary information about the Buyer required to be contained in such notices.

         12. Prorations. Except for those expense items listed in SCHEDULE 12, attached hereto, the parties agree that Seller is responsible for payment of all expenses incurred up to the Closing Date and is due credit on a pro rata basis for the expenses paid for before the Closing Date, but for which the benefit accrues after the Closing Date; and that Buyer is responsible for payment of all expenses incurred on or after the Closing Date and is due credit on a pro rata basis for such expenses which accrued before and/or on the Closing Date; and for cash deposits (if any) made to cover charges arising after the Closing Date. Therefore, to the extent possible, on the Closing Date, again within THIRTY (30) days following the Closing Date, and finally, within SIXTY (60) days following the Closing Date, the party from which the net of all adjustments, including, but not limited to, the following, to be made on a pro rata basis as of the Closing Date is due shall pay the same to the other party, in cash or by check (net of deposits):

         (a)      Power and utility charges;

         (b)      All applicable sales, use and personal property taxes;

         (c)      Telephone; and

         (d)      Charges and deposits (if any) relating to items listed in
SCHEDULE 2(C) hereof.

         13.      Termination.

         (a) This Agreement may be terminated at any time on or prior to the Closing Date:

                  (i)      by written agreement between Buyer and Seller; or

                  (ii) by Seller or Buyer at any time after the denial of the Assignment Application or revocation of consent by the Commission.

         (b) This Agreement may be terminated by Seller provided that Seller is not then in breach of any material representation, warranty or agreement contained herein, at any time on or prior to the Closing Date in the event of a material breach by Buyer of any other representation, warranty or agreement contained herein which is not cured, or cannot be cured, within 30 days after written notice of such breach has been delivered to the breaching party.

         (c) This Agreement may be terminated by Buyer, provided that Buyer is not then in breach of any material representation, warranty or agreement contained herein, at any time on or prior to the Closing Date in the event of a material breach by Seller of any representation, warranty or agreement contained herein which is not cured, or cannot be cured, within 30 days after written notice of such breach has been delivered to Seller.

         (d) Notwithstanding any provision to the contrary, the obligations of Seller and Buyer to consummate the transactions contemplated hereby shall terminate without any action on their part at 5:00 p.m. (Washington, D.C. time), August 1, 1997, if the FCC has not approved the Assignment Application on or prior to such time.

         14. Fees. Buyer and Seller will indemnify and save each other harmless from any claims or causes of action for brokers' or finders' fees.

         15. Instruments of Conveyance and Transfer and Execution.

         (a) At the Closing Place on the Closing Date, Seller shall deliver to Buyer:

                  (i) Bills of Sale and other instruments of assignment, conveyance and transfer, covering all of the assets of Seller (listed in SCHEDULE 2(B)) to be transferred hereunder;

                  (ii) Assignments of all Seller's leases, contracts and agreements listed in SCHEDULE 2(C);

                  (iii)    Assignment of the Permit;

                  (iv) A current UCC-11 search showing no liens or other encumbrances upon the Assets;

                  (v) An opinion letter of Florida counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to:

                           (A) the valid existence and good standing of Seller;

                           (B) the due execution, delivery, validity and enforceability of this Agreement;

                           (C) the noncontravention of Seller's charter documents and applicable laws (other than laws, rules and regulations administered by the FCC); and

                           (D) the conveyance of good title to the Assets, subject to no recorded liens.

                           Provided that, in giving such opinions such Florida counsel shall be permitted to rely on certificates and statements of public officials and of officers of Seller as to factual matters and may limit their opinions to matters of Florida and federal law.

                  (vi) An opinion letter of FCC counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to:

                           (A) the noncontravention of laws, rules and regulations administered by the FCC:

                           (B) the absence of judgments, decrees or orders, other than those that affect the broadcast industry or segments thereof generally, that have been issued by the FCC against Seller with respect to its FCC authorizations that reasonably could be expected to result in termination, revocation or other material adverse effect on such FCC authorizations;

                           (C) the absence of any complaint filed with the FCC, or any proceeding, whether pending or, to such counsel's knowledge, threatened against Seller, or otherwise affecting the Seller's FCC authorizations, including, without limitation, any Notice of Violation, Notice of Apparent Liability, Order to Show Cause, or any investigatory proceeding (other than investigations, actions or proceedings that affect the broadcast industry or segments thereof generally), which complaint or proceeding reasonably could be expected to result in a termination, revocation or other material adverse effect on Seller's FCC authorizations or the transactions contemplated hereby.

                           (D) The approval by the FCC for the assignment of the Station's authorization to Buyer.

                           Provided that, in giving such opinions such FCC counsel shall be permitted to rely on certificates and statements of public officials and of officers of Seller as to factual matters and may limit their opinions to matters of federal law.

                  (vii) Assignment of the records described in SECTION 2(F) hereof; and

                  (viii) Such other documents or things as Buyer may reasonably request in order to place Buyer in actual possession and operating control of the Assets and to convey clear title to the Station and of the Assets to be transferred.

         (b) At the Closing Place on the Closing Date, Escrow Agent and Buyer shall deliver to Seller the following documents and things:

                   (i) Buyer shall deliver in Immediately Available Funds the Purchase Price as described in Section 3 hereof;

                  (ii) Buyer shall deliver to Seller an instrument of assumption evidencing Buyer's assumption of the obligations under all of Seller's leases, contracts and agreements listed in SCHEDULE 2(C) to this Agreement;

                  (iii) Buyer shall deliver an opinion letter of its counsel, dated as of the Closing Date, as to the valid existence and good standing of Buyer, the due execution, delivery, validity and enforceability of this Agreement, and the noncontravention of Buyer's charter documents and applicable law, including rules and regulations promulgated or administered by the FCC, all in form and substance reasonably satisfactory to Seller; provided, that, in giving such opinions such counsel shall be permitted to rely on certificates and statements of public officials and of officers of Buyer as to factual matters and may limit their opinions to matters of federal law; and

                  (iv) At the Closing Place on the Closing Date Buyer and Seller shall execute and deliver to Escrow Agent Joint Instructions directing Escrow Agent to deliver to Buyer the Escrow Fund.

         16. Preservation and Access of Books and Records. Buyer and Seller shall have reasonable access to such records held by the other party for a period of THREE (3) years after the Closing Date or until all income tax liabilities of Seller (including the principals thereof) relating to the Station have been settled, whichever is later, for the purpose of completing their tax, bookkeeping and accounting procedures and filing requirements, and for other purposes for which such access is reasonably necessary or proper.

         17. Assignment. This Agreement may not be assigned without the written consent of both parties, except that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without Seller's consent to one or more subsidiaries or commonly controlled affiliates of Buyer.

         18. Notices. All necessary notices, demands and requests shall be deemed duly given, if mailed by registered mail, postage prepaid, and addressed to the following: If to the Seller:

                  Mr. James E. Martin, President
                  InterMart Broadcasting of North Carolina, Inc.
                  c/o InterMart Broadcasting Company
                  4810 Deltona Drive
                  Punta Gorda, Florida 33950

         cc:      (which shall not constitute notice)

                  Gary S. Smithwick, Esq.
                  Smithwick & Belendiuk, P.C.
                  1990 M Street, N.W., Suite 510
                  Washington, D. C. 20036

         If to the Buyer:

                  Paxson Broadcasting of Jacksonville, Limited Partnership 601 Clearwater Park Road
                  West Palm Beach, Florida 33401
                  c/o William L. Watson, Esquire

         cc:      (which shall not constitute notice)

                  John R. Feore, Jr., Esq.
                  Dow, Lohnes & Albertson, P.L.L.C.
                  1200 New Hampshire Avenue, N.W.
                  Suite 800
                  Washington, D.C.  20036-6802

         19.      Miscellaneous.

         (a) This Agreement and the Schedule Volume contain the entire agreement of the parties with respect to the transactions contemplated and supersedes all prior negotiations between the parties concerning the subject matter contained herein. No change, modification or waiver of any provision hereof will be valid unless in writing and signed by the party to be bound.

         (b) No delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

         (c) This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         (d) Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their respective heirs, executors, administrators, successors and assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         (e) This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

         (f) This Agreement may be executed in counterpart, each of which shall be deemed an original.

         (g) If any provision of this Agreement is invalid or unenforceable, such provision shall be deemed null and void, but the balance of this Agreement shall remain in effect.

         (h) In the event Seller refuses to close and Buyer is not in default, it is understood and agreed that due to the unique and unascertainable value of the Permit, Buyer may seek specific performance as well as other remedies at law or in equity.

         (i) The risk of loss, damage or destruction of the property or assets to be transferred to the Buyer hereunder from fire or other casualty or cause shall be borne by Seller at all times up to the completion of the Closing. Should any loss, damage, or destruction to any of the property or assets to be transferred hereunder from fire, casualty or other causes occur prior to the Closing, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage.

         In the event of such loss, damage or destruction, Seller, at Buyer's option, shall either (i) promptly repair, replace, or restore the property or assets to their previous condition at Seller's sole cost and expense or (ii) assign to Buyer all proceeds of insurance theretofore received or to which Seller would be entitled an a result of such loss, damage or destruction, in which event Buyer shall be responsible for the repair, replacement or restoration of the property or assets.

         In the event that Buyer elects that Seller repair, replace or restore the property or assets as set forth in clause (i) above and such property or assets are not completely repaired, replaced or restored on or before the Closing, Buyer, at its sole option, may elect:

               (i) to postpone the Closing until such time as the property or assets have been completely repaired, replaced or restored to the reasonable satisfaction of Buyer and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the transfer of the Station which may be required in order to complete such repairs; or

                  (ii) to consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance theretofore received or to which Seller would be entitled and a result of such loss, damage or destruction, together with any additional amounts required to repair, replace or restore the property or assets if such proceeds do not equal the loss (together with an itemization of such costs). In the event that the insurance proceeds and any additional amounts paid by Seller to Buyer at Closing are insufficient to repair, replace or restore the property or assets, then the Seller shall pay the deficiency to Buyer in the form of an adjustment to the Purchase Price at Closing.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                                SELLER:

ATTEST                                          INTERMART BROADCASTING
                                                FIRST COAST, INC.

/s/ Patricia S. Dahlin                      By: /s/ James E. Martin
----------------------------                    -------------------------------
                                                James E. Martin, President



                                                BUYER:

ATTEST                                          PAXSON BROADCASTING
                                                OF JACKSONVILLE,
                                                LIMITED PARTNERSHIP


                                            By: /s/ Paxon Communications of
----------------------------                    -------------------------------
                                                       Florida, Inc.
                                                -------------------------------
                                                GENERAL PARTNER

                                            By: /s/ Anthony L. Morrison
                                                -------------------------------
                                                Anthony L. Morrison
                                                Vice President